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                                                                   EXHIBIT 10.24

                                                CONFIDENTIAL TREATMENT REQUESTED

                                    AGREEMENT

This Agreement is made and entered into this 12th day of February, 1999 (the "Effective Date"), between America's Doctor, Inc. (hereinafter "ADOL"), located at 11403 Cronridge Drive, Suite 200, Owings Mills, Maryland 21117 and Smith & Nephew Inc., Rehabilitation Division (hereinafter "S&N"), One Quality Drive, Germantown, Wisconsin, 53022. ADOL and S&N are incorporated in Delaware.

                                    Recitals

ADOL and S&N desire to enter into this Agreement to establish terms and conditions for engaging in an electronic commerce venture utilizing one or more Internet sites and pages (the "Site") in which the manufacturing, distribution, warehousing, product, fulfillment, call center and customer service capabilities of S&N will be integrated with the Internet-based, interactive medical information delivery capabilities of ADOL.

                                    Agreement

1.    Duties and Responsibilities

1.1   ADOL shall:

i. Maintain its current Internet site on America Online until expiration of its current America Online agreement;
ii.   Establish and maintain a world wide web site no later than March 15, 1999;
iii. Identify, purchase and integrate such electronic commerce software as may be required to establish an active and functioning electronic commerce site that can incorporate existing S&N call center capabilities. ADOL shall be the sole owner of any and all such software and, unless otherwise provided for, information derived therefrom;
iv. Identify and provide to S&N specific disease management topics to be maintained on the Site;
v. Create and maintain a generic disease specific template for use on the Site;
vi.   Create and maintain disease specific pages to be used on the Site;
vii. Within 180 days of the Effective Date, or as negotiated, and if requested by S&N, create and maintain a password protected section of the Site in order to conduct business to business transactions, such site to include AD Chatware if requested by S&N;
viii. For each S&N product sold via the Site, pay to S&N shipping and handling fees and an amount equal to [***]. ADOL will be invoiced daily through electronic data interchange (EDI) for fulfillment products with payment due in ten (10) days;
ix. For non-S&N products sold in which S&N acts as a fulfillment center, pay to S&N shipping and handling fees and a fee equal to [***] percent of the retail (Internet) selling price,


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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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      excluding shipping, handling, and taxes;
x. For any monthly period in which S&N's call center is utilized by ADOL for non-S&N products sold in which S&N does not act as a fulfillment center, and customer support and product information for such products are supported solely through the S&N call center, pay to S&N a fee equal to [***] percent of the retail (Internet) selling price of such products, excluding shipping, handling and taxes sold via the Site. All such non-fulfillment, retail sales will be transmitted to S&N on a daily basis under source codes determined by S&N;
xi. Compensate S&N for personnel-related call center expenses directly associated with ADOL incurred in excess of such existing call center expenses during the hours between six o'clock p.m. and seven o'clock a.m., all times Central Time Zone, by paying monthly an amount equal to one half of such expenses for the previous month. Such personnel-related expenses are defined as 115% of the salaries paid during the hours between six o'clock p.m. and seven o'clock a.m., all times Central Time Zone. The hiring of such personnel, in excess of two per shift, requires the mutual approval of ADOL and S&N;
xii. At ADOL's discretion, pay routine and normal costs associated with producing video clips for non-S&N products;
xiii. Utilize good faith efforts to promote, market and sell S&N Products included in the Site;
xiv. For all products provided for under this Agreement, provide electronic order taking, including credit card acceptance for payment (the method of which shall include but not be limited to VISA, MasterCard, Discover and American Express), and the revenues of any such transactions credited to ADOL;
xv. Collect, remit and report any and all applicable taxes related to electronic commerce conducted via the Site. ADOL will be responsible for audit assessments arising from these transactions.

1.2   S&N shall:

i.    Pay to ADOL a one time portal access fee of [***] structured as follows:
      (1) Within 30 days of the Effective Date, a payment of [***], and (2) beginning March 1, 1999, [***] per month, with the final payment in February, 2000. All payments will be forwarded to ADOL by the tenth
      (10th) day of each month. Such payments will satisfy any and all access fees required by this Agreement;

ii. Maintain its current call center capabilities in order to provide coverage during existing current call center hours of operation and, unless otherwise directed by ADOL, expand its call center capabilities by a mutually agreed upon date in order to provide coverage 24 hours per day, 7 days per week, but in no case less than two personnel at any given time dedicated to providing service;
iii. Provide computer hardware as may be required to operate such a call center. S&N shall be the sole owner of any and all such hardware;
iv. Identify, qualify and hire such customer service personnel as may be required to staff such a call center;
v. Utilizing the disease management topics as provided by ADOL, provide recommendations for products to be included in such a disease management area;
vi. Develop fault trees/decision matrices for disease management topics, as appropriate, and


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      integrate such systems with applicable disease management areas and/or products. S&N shall own such fault trees/decision matrices;
vii. With the assistance of ADOL IT personnel, provide initial and recurring training and certification of customer service personnel on (1) web site software and hardware and (2) products offered for sale via the Site;
viii. Where requested by ADOL, provide fulfillment services for non-S&N products. Such products will be procured through a consignment relationship with the vendor or paid for by ADOL;
ix. For S&N products, and non-S&N products handled by S&N in the manner of a fulfillment center, provide quality assurance, inventory, handling, shipping and/or distribution as may be required to fulfill consumer orders, with such shipping to occur in most cases within forty-eight (48) hours maximum utilizing existing S&N shipping methods and procedures, except as specified and reimbursed by the consumer for overnight (24 hour) delivery or as authorized by ADOL. If shipment cannot be made within forty-eight (48) hours, customer will be contacted by S&N and advised of shipment date;
x. Maintain detailed information, frequently asked questions and relevant data on S&N products in a 'pop-up' format that may be used by customer service personnel;
xi. Utilize good faith efforts to promote and market America's Doctor as a portal to health care products;
xii. Add the Site address to the priced version of all its consumer direct product catalogs for the duration of the Agreement;
xiii. During the term of this Agreement, and wherever possible, utilize ADOL for its business-to-business electronic commerce conducted via the Internet;
xiv. For business-to-business transactions conducted via the Site with customers introduced by ADOL, pay a fee equal to [***]. For business-to-business transactions conducted via the Site with customers not introduced by ADOL, pay a fee of [***] every year thereafter on total aggregate (cumulative) sales from such transactions. For business-to-business transactions conducted telephonically with customers introduced by ADOL, pay a fee to ADOL, the percentage and duration of which shall be equal to [***];
xv. As requested by ADOL, but no sooner than three months following the Effective Date, or as negotiated and mutually agreed to by ADOL and S&N, provide video clips of S&N products for integration into the Site;
xvi. Maintain a video production capability for all products included in the Site, as agreed by S&N and ADOL;
xvii. Allow ADOL to utilize the S&N call center, at ADOL's discretion, for non-S&N products sold in which S&N does not act as a fulfillment center, and customer support and product information is supported solely through the S&N call center.

1.3   ADOL shall use its best efforts to promote and market its web site.

1.4 For purposes of this agreement, "S&N products" shall include such products manufactured by S&N and other such products marketed, distributed and/or sold by S&N.


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1.5   For purposes of this Agreement, "Net Sales" shall mean the gross revenues received by S&N from its sale of S&N products less taxes, transportation, duties, discounts and credit for returned products.

1.6 S&N will credit ADOL for the invoice price of properly returned products purchased by ADOL or consumers using the ADOL site from S&N (for products returned more than 30 days from the date of purchase, a 15% handling and restocking fee will be deducted); provided, however, that if the product shipped to ADOL or ADOL consumer was defective, full credit (without the 15% reduction) will be given regardless of the return date. If the product is not defective and the returned product cannot be resold, ADOL and S&N agree that no credit will be given except on a product-by-product basis as agreed upon by ADOL and S&N. In such case, ADOL and S&N will each bear a percentage of the return cost based upon the revenue split of the initial transaction. S&N will provide a monthly returns report. S&N products will be dealt with as stated above. ADOL will determine disposition of non-S&N products. S&N bears no responsibility for disputes between customers and ADOL regarding non-S&N Products.

1.7 To ensure continued sales growth and market acceptance, ADOL and S&N will work together to improve all facets of the online site and offline operations. ADOL and S&N agree to review on a regular basis the provisions of this Agreement and renegotiate in good faith such provisions that result in a demonstrably unfair burden to one of the parties.

1.8 Unless otherwise specified within this Agreement, all hardware, software and products shall be owned by the developing or purchasing party.

1.9 The parties shall in good faith negotiate the terms of a separate agreement with respect to international transactions.

1.10 All customer mailing lists created pursuant to this Agreement shall be jointly owned by the parties and may not be sold or shared without the written agreement of both parties.

2.    Duration

2.1 This Agreement shall be effective as of the date first set forth above and shall continue in effect for a period of six (6) years. S&N shall have a right of first offer to renew this Agreement for an extended term following the expiration of the initial six (6) year term.

3.    Termination

3.1 Either party may terminate this Agreement by written notice (the "Notice") effective as of delivery of such notice to the other party in the event that any of the following events occur:

(a) A receiver is appointed over any of the assets of the other party;


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(b) The other party becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors; or

(c) Any voluntary proceedings are commenced by or for the other party under any bankruptcy, insolvency, or debtors relief law; or any involuntary proceedings are commenced against the other party under any bankruptcy, insolvency, or debtors relief law and such proceedings are not vacated or set aside within sixty (60) days from the commencement thereof.

3.2 Any material breach by either party of any term of this Agreement shall entitle the other party to terminate this Agreement provided it first gives notice to the other party and permits the other party sixty (60) days to cure said breach.

3.3 Notwithstanding the terms of paragraph 1.2 (i), S&N shall not be obligated to pay any portion of the portal access fee which is unaccrued as of the effective date of termination of this Agreement.

4.    Product Restrictions and Changes

4.1 ADOL reserves the right to restrict the inclusion of any product to its site(s). Material changes by S&N to any S&N product, excepting retail price, requires ten (10) day prior notification of ADOL.

4.2 For the duration of the Agreement, ADOL may not include in its Site(s) any product that is a direct competitor of an S&N product without S&N being given an opportunity to provide to ADOL such an equivalent, similar quality, similarly priced product. The products of companies that ADOL has begun negotiating with prior to the Effective Date are exempt from this provision. For the duration of the Agreement, S&N agrees to prohibit and/or restrict online sales of S&N products, without prior permission from ADOL, from any and all health-related information sites and health-related product sites competing on the same or similar basis as ADOL. Sites in which S&N products are being sold prior to the Effective Date are exempt from this provision.

5.    Indemnification:

5.1 Indemnification by ADOL: ADOL hereby agrees to indemnify, defend, and hold S&N, its officers, affiliates, subsidiaries, agents, and employees (the "S&N Indemnitees") harmless from and against all liabilities, losses, costs, expenses, damages, claims, demands, suits or judgments (including, but not limited to, reasonable attorneys' fees, disbursements and the costs of any legal action) arising out of or in connection with any claim against any of the S&N Indemnitees in connection with or as a result of
      (i) medical information delivered by ADOL and not originating with S&N,
      (ii) any non-S&N product, or (iii) ADOL's breach or nonfulfillment of its obligations under this Agreement.


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5.2   Indemnification by S&N: S&N hereby agrees to indemnify, defend, and hold
      ADOL, its officers, affiliates, subsidiaries, agents, and employees (the "ADOL Indemnitees") harmless from and against all liabilities, losses, costs, expenses, damages, claims, demands, suits or judgments (including, but not limited to, reasonable attorneys' fees, disbursements and the costs of any legal action) arising out of or in connection with any claim, directly or indirectly, against any of the ADOL Indemnitees in connection with or as a result of (i) any and all S&N products, (ii) the abuse, negligence, or willful misconduct of S&N, (iii) S&N's promotion or description of its products, or (iv) S&N's breach or nonfulfillment of its obligations under this Agreement.

5.3   Indemnification Procedures:

(a) Promptly upon learning of any claim for which indemnification is sought from the Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party in writing of such claim and shall furnish to the Indemnifying Party all information known and available to the Indemnified Party related to such claim.

(b) In the event of commencement of litigation on the basis of such claim, the Indemnified Party shall tender the defense of such litigation to the Indemnifying Party.

(c) The Indemnified Party shall comply with instructions received from the Indemnifying Party relating to settlement of such claim, if any, to the extent that it lies within the power of the Indemnified Party to comply with any such instructions, excluding any instruction that requires the Indemnified Party to license or otherwise make available technology, intellectual property, or confidential information to a third party.

(d) If the Indemnifying Party undertakes defense of such litigation, the Indemnifying Party shall be entitled to appoint its attorneys to defend the case in the name of the Indemnified Party, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its chosen attorneys in the defense of such litigation. The Indemnified Party shall be free to appoint its own attorneys in the same litigation, at its sole expense, although all decisions with respect to the conduct or settlement of such litigation shall remain solely with the Indemnifying Party.

6. Audits: Each party shall have the right to audit the financial records of the other party with respect to documentation directly related to the financial terms and agreements contained herein.

7.    Miscellaneous

7.1 Waiver: The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision.


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7.2   Provisions: If any provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.3 Entirety: This Agreement and any exhibit(s) hereto contain the entire agreement between the parties with respect to the subject matter hereof. The parties represent that, in entering into this Agreement, they are not relying upon any previous representation, inducement, or agreement of any kind.

7.4 Amendments: This Agreement shall be amended or modified only by a written instrument executed by the duly authorized representatives of both parties.

7.5 Attorneys' Fees: If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall upon final judgment and expiration of all appeals immediately pay upon demand, all reasonable attorneys' fees and expenses of the prevailing party. Except as otherwise provided in this Agreement, each party shall pay its own legal fees and disbursements and other expenses incurred in connection with this Agreement.

7.6 Binding Effect: This Agreement shall be for the benefit of, and shall be binding upon, the parties and their respective heirs, personal representatives, executors, legal representatives, successors, and permitted assigns.

8.    Trademarks

8.1 S&N's trade names, trademarks, service marks, logos and other proprietary symbols shall be and remain the sole and exclusive property of S&N. ADOL's trade names, trademarks, service marks, logos and other proprietary symbols shall be and remain the sole and exclusive property of ADOL. Neither party shall have the right to use in any way or reproduce for any purpose the corporate trade names, trademarks, service marks, logos or other proprietary symbols of the other party without that party's prior written consent. All advertising or promotional materials broadcast, displayed, published or distributed by either party pursuant to this Agreement in conjunction with either party's corporate trade names, trademarks, service marks or logos shall be subject to the parties' written consent, which shall not unreasonably be withheld.

9.    Confidentiality

9.1 The parties acknowledge that during the Term of this Agreement, the parties will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to such matters as, but not limited to, the parties' business operations, internal structure, financial affairs, systems, procedures, manuals, confidential reports and lists of accounts, trade secrets, customers and vendors, as well as the amount, nature and type of services used and preferred by ADOL's accounts and customers and the fees paid by such accounts and customers, all of which shall be deemed to be confidential


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      information. In consideration of entering into this Agreement, the parties agree that during the Term and for a period of two (2) years after termination of this Agreement, the parties shall not, for any reason or purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained as a result of this Agreement and work performed hereunder, or any information or knowledge respecting the affairs of the other party or any of its officers, directors, executives, stockholders, accounts, customers or referrers of accounts learned during the Term of this Agreement, but shall hold all of the same inviolate.

10.   Information to be contained on the Site(s):

10.1 Except as otherwise provided in this Agreement, all information regarding S&N products to be contained on the ADOL Site shall be restricted to information provided by S&N to ADOL (the "Product Information"). S&N shall be responsible, at its sole cost and expense, for providing Product Information to ADOL in a format mutually agreeable between S&N and ADOL. Such specifications may include, but not be limited to, that the Product Information must be delivered in a readable form usable on a specified software program. ADOL is permitted to modify the format, including the design and layout, of the Product Information provided by S&N to ADOL pursuant to this section. However, ADOL shall make no revisions to the content of the Product Information provided by S&N (other than price adjustments) unless S&N agrees to such revisions in writing.

11. Notices: All notices under this Agreement shall be sufficient if hand-delivered, sent via reputable overnight carrier, or via U.S. certified mail, postage prepaid, to the following addresses:

      If to S&N:

      Smith & Nephew, Inc., Rehabilitation Division
      Attention: Pat Harkensee
      N104 W13400 Donges Bay Road
      Germantown, Wisconsin  53022

      With a copy to:

      Smith & Nephew, Inc.
      Attention: General Counsel
      1450 Brooks Road
      Memphis, Tennessee  38116

      If to ADOL, Inc:

      America's Doctor, Inc.
      Attention: Scott Rifkin, M.D.
      11403 Cronridge Drive,  Suite 200


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      Owings Mills, Maryland  21117

      With a copy to:

      Rifkin, Livingston, Levitan & Silver, LLC
      Attention: Jamie Eisenberg
      575 S. Charles Street,  Suite 200
      Baltimore, Maryland 21201

12. Governing Law: The construction, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

13. Arbitration: Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association; provided, however, that this clause shall not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate. The arbitration shall be conducted in: (a) Baltimore, Maryland, if the claim is brought by S&N, or (b) Milwaukee, Wisconsin, if the claim is brought by ADOL, at the office of the American Arbitration Association. Any award or determination of the arbitration tribunal shall be final, non-appealable, and conclusive upon the parties, and judgment thereon may be entered by any court of competent jurisdiction.

14. Force Majeure: In the event that either party is prevented from performing, or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, epidemic, or any other cause beyond the reasonable control of the party invoking this provision, and if such party shall have used its best efforts to avoid such occurrence and minimize its duration and has given prompt notice to the other party, the affected party's performance shall be excused and the time for performance shall be extended for the period of delay for inability to perform due to such occurrence.

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Intending to be legally bound, the parties have executed this Agreement by their duly authorized officers as of the day and year first above written.

America's Doctor, Inc.                            Smith & Nephew, Inc.
                                                  Rehabilitation Division

By: /s/ Scott M. Rifkin, M.D.                     By: /s/ James M. McHargue

Title: CEO                                        Title: President

Date: 2/16/99                                     Date: 2/16/99


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